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Exhibit 3.1(p)

State of North Carolina
Department of the Secretary of State

ARTICLES OF INCORPORATION

        Pursuant to §55-2-02 of the General Statutes of North Carolina, the undersigned does hereby submit these Articles of Incorporation for the purpose of forming a business corporation.

1.
The name of the corporation is BEAZER/SQUIRES REALTY, INC.

2.
The number of shares the corporation is authorized to issue is: 100,000.

  These shares shall be: (check either a or b)

  a.
      x     all of one class, designated as common stock; or

  b.
             divided into classes or series within a class as provided in the attached schedule, with the information required by NCGS §55-6-01.

3.
The street address and county of the initial registered office of the corporation is:
Number and Street:	2252 W. T. Harris Blvd. West, Mallard Creek Center III, Suite 300
City, State, Zip Code:	Charlotte, NC 28213	County:	Mecklenburg
4.
The mailing address if different from the street address of the initial registered office is:    N/A

5.
The name of the initial registered agent is:    Gary N. Baucom.

6.
Any other provisions which the corporation elects to include are attached.

7.
The names and addresses of the initial Directors of the corporation are:

Gary N. Baucom	2252 W. T. Harris Blvd. West, Mallard Creek Center III, Suite 300 Charlotte, NC 28213
Ken Matthews	Same Address
Larry Schuster	Same Address
John Skelton	Same Address
8.
The name and address of each incorporator is as follows:

  NEAL G. HELMS                   1329 East Morehead Street, Charlotte, NC 28204

8.
These articles will be effective upon filing.

This the 19th day of June, 1990.
/s/ NEAL G. HELMS NEAL G. HELMS, Incorporator 1329 East Morehead Street Charlotte, NC 28204 (704) 333-1105

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  Exhibit 3.1(p)
State of North Carolina Department of the Secretary of State ARTICLES OF INCORPORATION